Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com / brett@haydenir.com

Ormat Technologies Reports 2015 Second Quarter Results

Total Revenues increase 10.1% to $140.5 million and Net Income attributable to the Company's stockholders increased 57.8% to $14.4 million

Company Reiterates Full-Year 2015 Revenue and Adjusted EBITDA Guidance

RENO, Nevada, August 3, 2015 -- Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the second quarter ended June 30, 2015.

Second Quarter Highlights and Recent Developments:

●	Total revenues of $140.5 million, compared to $127.6 million in the second quarter of 2014;

●	Electricity revenues of $90.9 million, compared to $91.7 million in the second quarter of 2014;

●	Product segment revenues of $49.6 million, compared to $35.9 million in the second quarter of 2014;

●	Operating income increased by 27.0% to $38.6 compared to $30.4 million in the second quarter of 2014 (excluding an $8.1 million write off);

●	Net income attributable to the company's shareholders of $14.4 million or $0.28 per share (diluted), compared to $9.1 million or $0.20 per share in the second quarter of 2014;

●	Adjusted EBITDA of $67.8 million, compared to $61.8 million in the second quarter of 2014;

●	Declared a quarterly dividend of $0.06 per share for the second quarter of 2015;

●	Closed and received $162.3 million cash from Northleaf Capital Partners for a 36.75% equity investment in certain power plants;

●	Closed $42 million loan agreement to refinance the Amatitlan power plant in Guatemala with Banco Industrial S.A. and its affiliate Westrust Bank. Funding is expected shortly; and

●	Signed an approximate $100.0 million EPC contract in Chile;

Isaac Angel, chief executive officer of Ormat, stated, “Our balanced business model enabled Ormat to deliver another quarter of solid, double-digit revenue growth largely driven by 38.0% growth from our Product segment. We essentially matched last year’s revenue in our Electricity segment, mainly due to the McGinness Hills complex performance, overcoming lower oil and natural gas prices, as well as reduced generation at Puna due to last summer’s hurricane, which impacted our revenue in this segment. The enhancements implemented in our power plants that improved the efficiency of our operating portfolio along with the new capacity that came on line increased the margins in the Electricity segment despite the significant impact of the lower oil and natural gas prices on our revenue. Higher revenue and improvements in our consolidated gross margin drove a 27.0% increase in our operating income excluding an $8.1 million write off in the second quarter of 2014, demonstrating again the strength of our balanced business model.”

“We remain confident in the multi-year plan we outlined at our analyst day in March,” continued Mr. Angel. “We are focused on expanding our geographic reach and broadening our technology offering with a vision to position Ormat as a leading provider of renewable energy. We remain excited about the growing number of opportunities before us and believe the tailwinds expected from the potential PTC extension and other regulatory initiatives in the regions we are targeting, will complement our efforts.”

Guidance

Mr. Angel added, “Our guidance assumes the continued impact on our results due to lower oil and natural gas prices, which translates to a $28.6 million reduction in revenues compared to last year. However, we reiterate our 2015 revenue guidance and expect electricity segment revenues to be between $380.0 million and $390.0 million, and product segment revenues to be between $180.0 million and $190.0 million. We reiterate our 2015 Adjusted EBITDA guidance of $280.0 to $290.0 million for the full year, which is also impacted by current oil and natural gas prices. We expect Northleaf’s annual portion of the adjusted EBITDA guidance to be approximately $14.0 million.”

Second Quarter Financial Summary

Total revenues for the three months ended June 30, 2015 were $140.5 million, an increase of 10.1% compared to $127.6 million for the three months ended June 30, 2014. Electricity revenues were $90.9 million for the quarter compared to $91.7 million in the second quarter last year. Product revenues increased 38.0% to $49.6 million for the second quarter of 2015, from $35.9 million in the second quarter last year.

The slight decrease in the electricity segment was primarily attributable to lower generation at the Puna power plant due to well field maintenance and lower energy rates resulting from the decrease in oil prices as well as lower revenues in some of Ormat’s power plants due to lower natural gas prices. The decrease was offset by the commencement of operations of second phase of the McGinness Hills power plant in Nevada, which began commercial operation in February 2015.

The company reported net income attributable to the company’s shareholders of $14.4 million or $0.28 per share (diluted) in the second quarter of 2015 compared to $9.1 million or $0.20 per share for the second quarter of 2014. The net income includes a $1.7 million related loss from extinguishment of a liability resulting from the repurchase of a portion of the OFC Senior Secured Notes as well as non-recurring and non-operating expenses of $0.4 million associated with due diligence related to a potential M&A transaction that management ultimately decided not to pursue.

Adjusted EBITDA for the three months ended June 30, 2015 was $67.8 million, compared to $61.8 million for the three months ended June 30, 2014 an increase of 9.7%. The reconciliation of GAAP net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA and additional cash flow information is set forth below in this release.

On August 3, 2015, ORMAT’s Board of Directors approved a payment of a quarterly dividend of $0.06 per share. The dividend will be paid on September 2, 2015 to shareholders of record as of the close of business on August 18, 2015. In addition, the company expects to pay quarterly dividends of $0.06 per share in the next quarter.

Webcast Conference Details

Ormat will host a listen-only webcast to discuss its financial results and other matters discussed in this press release at 9 a.m. ET on Tuesday, August 4, 2015. The live, listen-only webcast will be available at www.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the Events & Presentations in the Investor Relations section of Ormat's website.

An archive of the webcast will be made available on the website under Events & Presentations in the Investor Relations tab.

Participant Telephone Numbers

Participant Dial In (Toll Free):	1-877-511-6790
Participant International Dial In:	1-412-902-4141
Canada Toll Free	1-855-669-9657
Please ask to be joined into the Ormat Technologies, Inc. call.

CONFERENCE REPLAY

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10068472

About Ormat Technologies

With five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company currently engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 69 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 470 employees in the United States and over 600 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,000 MW of gross capacity. Ormat’s current 647 MW generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat's Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2015.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Six and Three-Month Period Ended June 30, 2015 and 2014

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$90,926	$91,692	$180,879	$186,509
Product	49,561	35,911	79,839	83,530
Total revenues	140,487	127,603	260,718	270,039
Cost of revenues:
Electricity	62,522	67,322	118,103	124,356
Product	27,182	20,324	47,807	52,267
Total cost of revenues	89,704	87,646	165,910	176,623
Gross margin	50,783	39,957	94,808	93,416
Operating expenses:
Research and development expenses (income)	414	232	777	145
Selling and marketing expenses	4,283	3,216	7,716	6,595
General and administrative expenses	7,443	6,072	17,647	13,668
Write-off of unsuccessful exploration activities	—	8,107	174	8,107
Operating income	38,643	22,330	68,494	64,901
Other income (expense):
Interest income	44	90	53	201
Interest expense, net	(18,859)	(22,072)	(36,687)	(42,590)
Foreign currency translation and transaction gains (losses)	(571)	(55)	(1,937)	(693)
Income attributable to sale of tax benefits	4,731	6,130	10,283	12,847
Gain from sale of property, plant and equipment	—	7,628	—	7,628
Other non-operating income (expense), net	(1,675)	343	(1,392)	406
Income before income taxes and equity in losses of investees	22,313	14,394	38,814	42,700
Income tax provision	(6,056)	(4,967)	(11,515)	(11,287)
Equity in losses of investees, net	(984)	(114)	(1,759)	(311)
Net income	15,273	9,313	25,540	31,102
Net income attributable to noncontrolling interest	(859)	(177)	(1,094)	(414)
Net income attributable to the Company's stockholders	$14,414	$9,136	$24,446	$30,688

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income (loss)	$0.29	$0.20	$0.51	$0.67

Diluted:
Net Income	$0.28	$0.20	$0.49	$0.67

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	48,881	45,606	48,063	45,545
Diluted	50,600	45,963	49,444	45,827

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of June 30, 2015 and December 31, 2014

(Unaudited)

	June 30,	December 31,
	2015	2014

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$137,665	$40,230
Restricted cash, cash equivalents and marketable securities	104,870	93,248
Receivables:
Trade	58,089	48,609
Related entity	—	451
Other	14,066	10,141
Due from Parent	—	1,337
Inventories	16,401	16,930
Costs and estimated earnings in excess of billings on uncompleted contracts	7,093	27,793
Deferred income taxes	186	251
Prepaid expenses and other	31,055	34,884
Total current assets	369,425	273,874
Deposits and other	18,038	20,044
Deferred income taxes	1,775	—
Deferred charges	36,512	37,567
Property, plant and equipment, net	1,519,945	1,437,637
Construction-in-process	277,990	296,722
Deferred financing and lease costs, net	25,836	27,057
Intangible assets, net	27,029	28,655
Total assets	$2,276,550	$2,121,556
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,481	$88,276
Deferred income taxes	975	974
Short-term revolving credit lines with banks (full recourse)	—	20,300
Billings in excess of costs and estimated earnings on uncompleted contracts	49,731	24,724
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	32,981	34,368
Other loans	17,995	17,995
Full recourse	17,203	19,116
Total current liabilities	217,366	205,753
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	320,235	360,366
Other loans	255,627	264,625
Full recourse:
Senior unsecured bonds	250,136	250,289
Other loans	26,737	34,351
Unconsolidated investments	5,215	3,617
Liability associated with sale of tax benefits	27,298	39,021
Deferred lease income	59,070	60,560
Deferred income taxes	73,887	66,220
Liability for unrecognized tax benefits	7,151	7,511
Liabilities for severance pay	19,424	20,399
Asset retirement obligation	19,894	19,142
Other long-term liabilities	697	2,956
Total liabilities	1,282,737	1,334,810

Equity:
The Company's stockholders' equity:
Common stock	49	46
Additional paid-in capital	845,173	742,006
Retained earnings	59,155	41,539
Accumulated other comprehensive income	(8,519)	(8,668)
	895,858	774,923
Noncontrolling interest	97,955	11,823
Total equity	993,813	786,746
Total liabilities and equity	$2,276,550	$2,121,556

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA, Adjusted EBITDA and Additional Cash Flows Information

For the Six and Three-Month Period Ended June 30, 2015 and 2014

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction cost, (vi) stock-based compensation, and (vii) gain from extinguishment of liability. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following tables reconcile net cash provided by operating activities and net income to EBITDA and Adjusted EBITDA for the six and three-month period ended June 30, 2015 and June 30, 2014:

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

	(in thousands)		(in thousands)
Net cash provided by operating activities	$29,579	$35,503	$112,726	$103,579
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	16,355	20,152	32,327	39,328
Interest income	(44)	(90)	(53)	(201)
Income tax provision	6,056	4,967	11,515	11,287
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	12,593	(788)	(34,627)	(23,658)
EBITDA	$64,539	$59,744	$121,888	$130,335

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	—	(527)	4,129	(302)
Stock-based compensation	1,029	1,366	2,156	2,806
Gain on sale of a subdiary and property, plant and equipment	—	(7,628)	—	(7,628)
Loss from extinguishment of liability	1,710	—	1,710	—
Merger and Acquisition transactions costs	400	—	3,800	—
Write-off of unsuccessful exploration activities	—	8,107	174	8,107
Mark to market on derivatives which represents currency forward contracts	170	759	(690)	1,936
Adjusted EBITDA	$67,848	$61,821	$133,167	$135,254
Net cash provided by (used in) investing activities	$(32,176)	$6,311	$(79,433)	$(29,012)
Net cash provided by (used in) financing activities	$69,538	$(9,621)	$64,142	$(51,801)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014

	(in thousands)		(in thousands)
Net income	$15,273	$9,313	$25,540	$31,102
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	18,815	21,982	36,634	42,389
Income tax provision	6,056	4,967	11,515	11,287
Depreciation and amortization	24,395	23,482	48,199	45,557
EBITDA	$64,539	$59,744	$121,888	$130,335

Mark to market on derivative instruments which represents swap contracts on natural gas and oil prices	—	(527)	4,129	(302)
Stock-based compensation	1,029	1,366	2,156	2,806
Gain on sale of a subdiary and property, plant and equipment	—	(7,628)	—	(7,628)
Loss from extinguishment of liability	1,710	—	1,710	—
Merger and Acquisition transactions costs	400	—	3,800	—
Write-off of unsuccessful exploration activities	—	8,107	174	8,107
Mark to market on derivatives which represents currency forward contracts	170	759	(690)	1,936
Adjusted EBITDA	$67,848	$61,821	$133,167	$135,254